Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8)  for the registration of 600,000 shares of common stock pertaining to the Cantel Medical Corp. 2006 Equity Incentive Plan, as amended, of our reports dated October 14, 2011, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. and the effectiveness of internal control over financial reporting of Cantel Medical Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

March 16, 2012